Exhibit 99
FOR IMMEDIATE RELEASE
FSI International Pre-Announces Preliminary Third Quarter Fiscal 2011 Financial Results
The company gains ORION® Single Wafer Cleaning System acceptance from a leading foundry, bringing to five the number of customers adopting the system for advanced production applications
MINNEAPOLIS (June 1, 2011) — FSI International, Inc. (Nasdaq: FSII), a leading manufacturer of surface conditioning equipment for microelectronics manufacturing, today pre-announced its financial performance for the third quarter of fiscal 2011 and reported the acceptance of an ORION® system by a major semiconductor foundry.
“Industry conditions were weaker than anticipated in our third fiscal quarter as macro-economic conditions and the repercussions of the Japan earthquake and tsunami impacted several of our customers,” said Don Mitchell, FSI chairman and chief executive officer. “As a result of product order delays from several customers during the quarter and the customer requested delay of systems that were scheduled to be shipped in the quarter, we will report orders and revenues below our previously provided guidance.”
Fiscal 2011 Third Quarter
Third quarter orders are expected to be approximately $27-$29 million which is below our prior guidance that orders would approach $40 million.* The company continues to make progress under several product evaluation programs and anticipates that it will close orders with these customers in the second half of calendar 2011. *
Sales for the third quarter of fiscal 2011 are expected to be approximately $25-$27 million, compared to our prior guidance that sales would exceed $30 million.* The third quarter sales shortfall is primarily related to ORION® system acceptance timing.
ORION® System Acceptance
Today’s acceptance of an ORION® single wafer processing system by a major semiconductor foundry represents completion of the requirements of a conditional sales order that shipped in September 2010. The ORION® system demonstrated its superior performance in nickel platinum (NiPt) silicide processing for 40nm to 28nm front-end-of-line (FEOL) applications. Also, this system will be used for FEOL post ash clean (PAC) and all-wet photoresist stripping applications using the high temperature ViPRTM process. Under this program, FSI successfully demonstrated the unique ability of the ORION® system to completely remove unreacted nickel platinum (NiPt) (10%).
FSI management will review its third quarter financial results during a conference call scheduled for June 21, 2011.
FSI International, Inc. is a global supplier of surface conditioning equipment, technology and support services for microelectronics manufacturing. Using the company’s broad portfolio of cleaning products, which include batch and single-wafer platforms for immersion, spray, vapor and cryogenic aerosol technologies, customers are able to achieve their process performance flexibility and productivity goals. The company’s support services programs provide product and process enhancements to extend the life of installed FSI equipment, enabling worldwide customers to realize a higher return on their capital investment. For more information, visit FSI’s website at http://www.fsi-intl.com.
“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995. This press release contains certain “forward-looking” statements (*), including, but not limited to expected orders, closing orders with customers currently evaluating the company’s products and expected third quarter revenues. Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements involving risks and uncertainties, both known and unknown, that could cause actual results to differ materially from those in such forward-looking statements. Such risks and uncertainties include, but are not limited to, changes in industry conditions; order delays or cancellations; general economic conditions; changes in customer capacity requirements and demand for microelectronics; the extent of demand for the company’s products and its ability to meet demand; global trade policies; worldwide economic and political stability; the company’s successful execution of internal performance plans; the cyclical nature of the company’s business; volatility of the market for certain products; performance issues with key suppliers and subcontractors; the level of new orders; the timing and success of current and future product and process development programs; the success of the company’s direct distribution organization; legal proceedings; the potential impairment of long-lived assets; and the potential adverse financial impacts resulting from declines in the fair value and liquidity of investments the company presently holds; the impact of natural disasters on parts and consumables supply and demand for products; as well as other factors listed herein or from time to time in the company’s SEC reports, including our latest 10-K annual report. The company assumes no duty to update the information in this press release.
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